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                   SECURITIES AND EXCHANGE COMMISSION
                        450 Fifth Street, N.W.
                        Washington, D.C. 20549

                               FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and
              15(d) of the Securities Exchange Act of 1934.

                      Commission File No. 1-6880

                             U.S. Bancorp
       -----------------------------------------------------
       (Exact name of registrant as specified in its charter)

                      601 Second Avenue South
                     Minneapolis, MN 55402-4302
                            (612) 973-1111
       -----------------------------------------------------
           (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Warrants
       -----------------------------------------------------
      (Title of each class of securities covered by this Form)

                    Common Stock, par value $1.25
       -----------------------------------------------------
       (Titles of all other classes of securities for which
                a duty to file reports under Section
                      13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   /X/         Rule 12h-3(b)(1)(ii)   / /
     Rule 12g-4(a)(1)(ii)  / /         Rule 12h-3(b)(2)(i)    / /
     Rule 12g-4(a)(2)(i)   / /         Rule 12h-3(b)(2)(ii)   / /
     Rule 12g-4(a)(2)(ii)  / /         Rule 15d-6             / /
     Rule 12h-3(b)(1)(i)   /X/

     Approximate number of holders of record as of the certificate or notice
date:   8
     ------

     Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Bancorp has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 10, 1999                  By: /s/ Lee R. Mitau
                                            -------------------------
                                            Lee R. Mitau
                                            Executive Vice President,
                                               General Counsel and Secretary